Exhibit 99.1

Ventyx Biosciences Reports Full Year 2021 Financial Results and Highlights Recent Corporate Progress

Topline Phase 1 data for our allosteric TYK2 inhibitor, VTX958, expected in early Q3 2022

Topline Phase 1 data for our oral, selective NLRP3 inhibitor, VTX2735, expected in Q2 2022

Phase 2 trial of our S1P1R modulator, VTX002, continues to enroll in ulcerative colitis (UC)

Strong cash position with year-end cash, cash equivalents and marketable securities of $286.7M

ENCINITAS, Calif., March 23, 2022 (GLOBE NEWSWIRE) – Ventyx Biosciences, Inc. (Nasdaq: VTYX), (“Ventyx”), a clinical-stage biopharmaceutical company focused on advancing novel oral therapies that address a range of inflammatory diseases with significant unmet medical need, today announced financial results for the full year ended December 31, 2021 and highlighted recent pipeline and business progress.

“I am proud of our team’s tremendous progress during 2021, including a successful IPO and significant advancements across our pipeline of novel small molecule clinical candidates,” said Raju Mohan, Chief Executive Officer. “2022 is shaping up to be a transformative year for Ventyx, with our current pipeline of three clinical-stage programs targeting TYK2, S1P1R and NLRP3. The Phase 2 ulcerative colitis trial for our S1P1R modulator VTX002 is currently enrolling. We anticipate data readouts from our Phase 1 trial for VTX958 early in the third quarter of 2022 and Phase 1 trial for our lead NLRP3 inhibitor VTX2735 in the second quarter of 2022. We believe VTX958 has potential to be a best-in-class allosteric TYK2 inhibitor, with development opportunities in multiple immune-mediated diseases encompassing large markets currently dominated by biologics. We plan to initiate Phase 2 trials with VTX958 in psoriasis, Crohn’s disease and psoriatic arthritis in the second half of 2022.”

Recent Corporate Highlights

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In December 2021, we announced dosing of the first patient in a Phase 2, randomized, placebo-controlled trial for VTX002, a novel oral S1P1R modulator, in patients with moderate-to-severe active UC.
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During the fourth quarter of 2021, we initiated dosing in a Phase 1 multiple-ascending dose (MAD) trial for our selective TYK2 inhibitor VTX958 and a Phase 1 trial for VTX2735, an oral, peripherally restricted NLRP3 inhibitor.
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We nominated VTX3232, a novel CNS-penetrant NLRP3 inhibitor, as a development candidate entering IND-enabling studies, with therapeutic potential across a range of neurodegenerative diseases, including Alzheimer’s disease, Parkinson’s disease, amyotrophic lateral sclerosis (ALS) and multiple sclerosis (MS).
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In October 2021, we completed an upsized initial public offering generating net proceeds of approximately $158.8 million, including full exercise of the underwriters’ option to purchase additional shares.
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We expanded our Scientific Advisory Board with the recent appointments of Richard Blumberg, MD, Manoj Desai, PhD and Ariel Feldstein, MD.

Pipeline Update

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VTX958 (TYK2 Inhibitor): VTX958 is an allosteric TYK2 inhibitor with high selectivity for TYK2 without any measurable inhibition of other JAK isoforms. We believe VTX958 has the potential to address a broad range of immune-mediated diseases, such as psoriasis, psoriatic arthritis, Crohn’s disease and lupus, each of which represents a substantial commercial opportunity to address large markets currently dominated by biologic therapies.

We have completed the single-ascending dose (SAD) Phase 1 trial for VTX958 and initiated the MAD trial in healthy volunteers during the fourth quarter of 2021. We expect to complete dosing of the last subject in the second quarter of 2022 and plan to provide a clinical update early in the third quarter of 2022. We expect to provide a summary of safety, exposure and target engagement at this time, which we believe may support the differentiated profile of VTX958. We plan to advance VTX958 into Phase 2 trials in psoriasis, Crohn’s disease and psoriatic arthritis beginning in the second half of 2022.

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VTX002 (S1P1R Modulator): We are developing VTX002, a potentially best-in-class oral, S1P1R modulator, for patients with moderate-to-severe active UC. S1P1R is a clinically validated target with class efficacy established in UC and MS. In our Phase 1 trial, VTX002 was well tolerated across all doses tested while producing robust, dose-dependent reductions in circulating lymphocytes, a key biomarker of S1P1R modulator activity which has correlated with efficacy in multiple Phase 2 and Phase 3 trials of other S1P1R modulators. We initiated a Phase 2 randomized, placebo-controlled trial for VTX002 in patients with moderate-to-severe active UC during the fourth quarter of 2021. Enrollment in the trial is progressing and we expect to report topline data in 2023. We believe that this ongoing Phase 2 trial may serve as the first of two pivotal trials required for registration in UC.
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VTX2735 (Peripheral NLRP3 Inhibitor): Our oral, selective and peripherally restricted NLRP3 inhibitor VTX2735 is designed to target systemic inflammatory diseases, such as cardiovascular, hepatic, renal and rheumatologic diseases. We initiated a Phase 1 trial for VTX2735 in healthy volunteers during the fourth quarter of 2021. We expect to report topline data from this trial in the second quarter of 2022. Following completion of the ongoing Phase 1 trial, we intend to advance VTX2735 into one or more proof-of-concept trials in the second half of 2022.

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Expansion of the NLRP3 Portfolio with VTX3232: In the fourth quarter of 2021, we completed lead optimization activities and nominated VTX3232, our novel, oral CNS-penetrant NLRP3 inhibitor, as a development candidate. We expect to submit an IND for VTX3232 in the fourth quarter of 2022 with Phase 1 studies planned for the first quarter of 2023. We believe VTX3232 has potential to be the first CNS-penetrant NLRP3 inhibitor to enter the clinic and may provide therapeutic utility in a broad range of neurodegenerative diseases, including Alzheimer’s disease, Parkinson’s disease, ALS and MS.

Full Year 2021 Financial Results:

The amounts presented below for the full year 2021 reflect the financial results of Ventyx Biosciences, Inc. and its two wholly-owned subsidiaries, Oppilan Pharma Ltd. and Zomagen Biosciences Ltd., on a consolidated basis, as of the acquisition date of February 26, 2021. The amounts presented below for the full year 2020 reflect the financial results of Ventyx Biosciences, Inc. on a standalone basis.

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Cash Position: Cash, cash equivalents and marketable securities were $286.7 million as of December 31, 2021. We believe our current cash, cash equivalents and marketable securities are sufficient to fund planned operations into the first half of 2024.
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Research and Development (R&D) expenses: R&D expenses were $58.5 million for the year ended December 31, 2021, compared to $6.4 million for the year ended December 31, 2020.
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General and Administrative (G&A) expenses: G&A expenses were $8.7 million for the year ended December 31, 2021, compared to $0.7 million for the year ended December 31, 2020.
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Net loss: Net loss was $83.7 million for the year ended December 31, 2021, compared to $28.2 million for the year ended December 31, 2020.

About Ventyx Biosciences

Ventyx is a clinical-stage biopharmaceutical company focused on developing innovative oral medicines for patients living with autoimmune and inflammatory disorders. We believe our ability to efficiently discover and develop differentiated drug candidates will allow us to address important unmet medical need with novel oral therapies that can shift immunology markets from injectable to oral drugs. Our current pipeline includes three clinical-stage programs targeting TYK2, S1P1R and NLRP3, positioning us to become a leader in the development of oral immunology therapies. Ventyx is headquartered in Encinitas, California. For more information about Ventyx, please visit www.ventyxbio.com.

Forward-Looking Statements

Ventyx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Ventyx’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: management’s belief that three of Ventyx’s product candidates are potentially being best-in-class; the anticipated timing of commencement, enrollment and completion of clinical trials for Ventyx’s product candidates; the anticipated timing of releasing data for the VTX958 MAD trial and advancing VTX958 into Phase 2 trials in psoriasis, psoriatic arthritis and Crohn’s disease; the anticipated timing for releasing top-line data for the Phase 2 randomized, placebo-controlled clinical trial for VTX002 and the expectation that such trial, along with an additional Phase 3 trial, may serve as the first of two pivotal trials required for registration; the potential of Ventyx’s product candidates to address a broad range of immune-mediated diseases; the anticipated timing for reporting data from the Phase 1 trial forVTX2735 in healthy volunteers and plans for advancing VTX2735 into one or more proof-of-concept trials; anticipated timing for submitting an IND application for VTX3232; plans to advance Ventyx’s product candidates; and the expected timeframe for funding Ventyx’s operating plan with current cash, cash equivalents and marketable securities. The inclusion of forward-looking statements should not be regarded as a representation by Ventyx that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Ventyx’s business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; disruption to our operations from the ongoing global outbreak of the COVID-19 pandemic, or from the ongoing military conflict in Ukraine, including clinical trial delays; Ventyx’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; the success of Ventyx’s clinical trials and preclinical studies for its product candidates; interim results do not necessarily predict final results and one or more of the outcomes may materially change as the trial continues and more patient data become available and following more comprehensive audit and verification procedures; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; Ventyx’s ability to obtain and maintain intellectual property protection for its product candidates; Ventyx may use its capital resources sooner than it expects; and other risks described in Ventyx’s prior press releases and Ventyx’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in Ventyx’s Annual Report on Form 10-K filed on the date hereof, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Ventyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Relations Contact

Patti Bank
Managing Director
ICR Westwicke
(415) 513-1284
IR@ventyxbio.com

Ventyx Biosciences, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2021	2020
Operating expenses:
Research and development (includes related party amounts of $1,234 and $965 respectively)	$58,481	$6,366
General and administrative (includes related party amounts of $124 and $400 respectively)	8,666	684
Total operating expenses	67,147	7,050
Loss from operations	(67,147)	(7,050)
Other (income) expense:
Other (income) expense	(27)	1
Interest expense - related party	99	358
Change in fair value of notes and derivative - related party	11,051	20,765
Change in fair value of Series A tranche liability	5,476	—
Total other expense	16,599	21,124
Net loss	(83,746)	(28,174)
Deemed dividend	(1,552)	—
Net loss attributable to common shareholders	$(85,298)	$(28,174)
Net loss	$(83,746)	$(28,174)
Unrealized loss on marketable securities	(69)	—
Foreign currency translation	11	—
Comprehensive loss	$(83,804)	$(28,174)
Net loss per share attributable to common shareholders, basic and diluted	$(6.65)	$(14.17)
Shares used to compute basic and diluted net loss per share attributable to common shareholders	12,825,598	1,988,585

Ventyx Biosciences, Inc.

Selected Consolidated Balance Sheet Data

(in thousands)

	December 31,
	2021	2020
Cash, cash equivalents and marketable securities	$286,724	$244
Working capital	250,737	(1,158)
Total assets	291,482	245
Total liabilities	12,283	30,899
Accumulated deficit	(117,799)	(32,501)
Total stockholders' deficit	279,199	(30,654)